Exhibit 10.29

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into as of this 31st day of October, 2007, by and between MSC-Medical Services Company, on behalf of itself, any subsidiaries, parent(s) and related or affiliated entities and their past, present or future directors, administrators, officers, employees, shareholders, agents, attorneys, representatives and assigns (collectively, “MSC”), and Craig Rollins (“Employee”). Employee has decided to resign and therefore, the parties have agreed to terminate their employment relationship effective November 1, 2007. In conjunction with this Agreement and in exchange for the good and valuable consideration consisting of the mutual promises, covenants and compensation as set forth below, the sufficiency of which is acknowledged by both parties, it is agreed as follows:

1. Resignation from Employment. Effective November 1, 2007, Employee is no longer an employee of MSC.

2. Payments. In connection with Employee’s resignation of employment, MSC agrees to provide Employee with certain compensation to which Employee would not be entitled absent Employee’s execution of this Agreement. Employee shall receive the following:

(a)	MSC agrees to pay Employee severance pay in an amount equal to two (2) months of his base salary in effect as of the date hereof (less tax-related payroll deductions) (the “Severance Pay”) to be paid in accordance with MSC’s normal pay practices commencing on November 1, 2007 through December 31, 2007 (the “Severance Period”).

(b)	Should Employee elect continuing medical and dental benefits under COBRA, MSC agrees to pay Employee’s COBRA premium payments during the Severance Period. All other benefits shall cease. After the expiration of the Severance Period, Employee may continue such coverage for any remaining period of eligibility, provided Employee pays the entire cost of the premiums then in effect.

3. Severance Period Duties. During the Severance Period, Employee agrees to assist MSC in duties as assigned by the Chief Executive Officer or the Board of Directors of MSC from time to time (up to, and not to exceed, 15 hours per week during the Severance Period), including but not limited to, cooperating in the transitioning of any matters associated with the Employee’s former duties as Executive Vice President of Sales. In the event said duties cause Employee to travel to meet with MSC’s customers, MSC shall pay or reimburse Employee for all reasonable travel, entertainment and other expenses incurred by him in connection with the performance of these duties in accordance with the policies and procedures of MSC.

4. No Admission. This Agreement is not an admission by MSC that it has acted wrongfully and MSC respectively disclaims any liability to Employee. MSC enters into this Agreement solely for the purpose of maintaining an amicable and cooperative relationship with Employee.

5. Confidentiality/Non-disclosure of Agreement. Employee agrees that the terms of this Agreement are confidential and further agrees not to disclose the facts, terms, or amount of compensation provided to him to any person other than his attorney, spouse, income tax preparer, or similar professional, or as required by a lawfully issued subpoena. To the extent that Employee discloses this information to these persons, he agrees to instruct all such professionals or his spouse that this information must be kept confidential.

6. Confidentiality/Non-disclosure of MSC Information. Employee agrees that he will not divulge or give anyone any confidential information obtained by him during his employment with MSC as to matters involving MSC’s business or affairs, including, without limitation, information relating to the clients, business plans, or other proprietary information or trade secrets and as to MSC’s relationships with actual or potential clients or the needs or requirements of such clients. Employee also agrees not to disclose any information concerning legal matters or confidential information in which MSC is involved, except as required by a lawfully issued subpoena. In the event Employee receives any such subpoena, he will immediately notify the Director of Human Resources for MSC.

7. Noncompetition/Non-Solicitation. Employee agrees, to the extent and on the terms set forth below, not to utilize his special knowledge of the business of MSC and his relationships with customers and suppliers of MSC or others to compete with MSC. For a period beginning on the date hereof and ending two years from the date on which the Employee ceases to be employed by MSC (the “Non-Compete Period”), the Employee shall not, except as an employee or agent of MSC, engage or have an interest, anywhere in the United States of America or any other geographic area where MSC did business as of the date hereof or at any time during the Employee’s employment by MSC or in which its products or services are or were marketed or sold, alone or in association with others, as principal, agent, partner, stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or similar to that engaged in by MSC as of the date hereof or by MSC at any time during Employee’s employment by MSC. During the Non-Compete Period, the Employee shall not, except as an employee or agent of MSC, directly or indirectly, on behalf of himself or any other person or entity, (a) call upon, accept business from, or solicit the business of any person or entity who is, or who had been at any time during the preceding two years or at any time during the Employee’s employment by MSC, a customer of MSC or any successor to the business of MSC (each a “Customer”), or otherwise divert or attempt to divert any business from MSC or any successor or otherwise induce, request, advise or persuade any Customer to cease to do business with or reduce the amount of business which such Customer has customarily done or is reasonably expected to do with MSC or any successor (provided, that this subsection shall not be deemed to preclude Employee from calling upon any such Customers for their business with respect to procurement of marketing and/or promotional materials); or (b) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, MSC, or hire any such person until one (1) year after such person has left the employ of MSC, or any such successor or any person with whom such person was placed for employment or engagement during the preceding one year. The Employee shall not at any time, directly or indirectly, except as an employee or agent of MSC, use or purport to authorize any person or entity to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by MSC in connection with any product or service, whether or not such use would be in a business competitive with that of MSC.

8. Nondisparagement. The Employee shall not (and shall cause his representatives and agents or any entity or business directly or indirectly controlled by him to not) commit any act or omission that would tend to disparage or adversely affect the reputation of MSC or any present or future subsidiaries, parents or affiliates of MSC or any of its principals, officers, directors, shareholders, members, employees, businesses or operations. Without in any way limiting the generality of the foregoing, the Employee shall not (and shall cause his representatives and agents or any entity or business directly or indirectly controlled by him to not) make any disparaging or unfavorable statements to any third party, either orally or in writing, regarding MSC or any present or future subsidiaries, parents or affiliates of MSC or any of its respective principals, officers, directors, shareholders, members, employees, businesses or operations.

9. Return of MSC Property. Employee acknowledges that prior to November 1, 2007, Employee has returned all MSC property in his possession, including, but not limited to, Employee’s company badge, pager, credit card, computer, fax, and/or printer.

Employee agrees to repay MSC the amount of any permanent or temporary advances and balances owing on any credit cards of any monies due and owing MSC or for which MSC is a guarantor.

10. Enforceability of Restrictive Covenants. The restrictions set forth in this Agreement are considered by the parties hereto to be reasonable for the purposes of protecting the value of the business and goodwill of MSC and MSC’s business. The parties acknowledge that MSC would be irreparably harmed and that monetary damages would not provide an adequate remedy to MSC in the event the covenants contained in this Agreement were not complied with in accordance with their terms. Accordingly, the Employee agrees that any breach or threatened breach by him of any provision of this Agreement shall entitle MSC to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to it, and that MSC shall be entitled to receive from the Employee reimbursement for all attorneys’ fees and expenses incurred by MSC in enforcing these provisions. In addition to its other rights and remedies, MSC shall have the right to require the Employee, if he breaches any of the covenants contained in this Agreement to account for and pay over to MSC all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such party from the action constituting such breach. If the Employee breaches the restrictive covenants set forth in this Agreement, the running of the time periods described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Agreement relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, such time period, scope of activities and/or geographic area, as the case may be, shall be reduced to the maximum that such court deems enforceable. If any provisions of this Agreement other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

11. INTENTIONALLY LEFT BLANK

12. Release. In consideration for the benefits provided by MSC under this Agreement, Employee unconditionally releases and discharges MSC from any and all claims, complaints, liability for damages, or causes of action of any kind that Employee may have arising out of Employee’s employment relationship with MSC or the termination of that relationship, whether known or unknown, foreseen or unforeseen, at any time up to and including the time of the signing of this Agreement. Employee specifically agrees to waive Employee’s rights under and to release MSC from any and all claims existing at the time of execution of this Agreement arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621-634, the Americans with Disabilities Act, 42 U.S.C. § 12111, et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., the Family and Medical Leave Act of 1993, 21 U.S.C. § 2615, the Florida Civil Rights Act of 1992, Chapter 760, Fla. Stat. (2000), the Florida Constitution or any applicable state constitutions, any amendments to these laws, or any other federal, state or local law relating to employment or employee benefits associated with employment. Employee agrees that this release extends to but is not limited to all claims that Employee has or may have for wrongful discharge, breach of contract, promissory estoppel or breach of an express or implied promise, misrepresentation, or fraud, retaliation, infliction of emotional distress, defamation, or otherwise, based on any theory, whether developed or undeveloped, arising from or related to Employee’s employment or the separation of Employee’s employment.

Employee further agrees that he will not institute any claim for damages by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against MSC. Employee also waives the right to money damages or other legal or equitable relief awarded by a governmental agency or court related to such claim. Employee further agrees to withdraw any charges, lawsuits or claim for damages that have or may have been filed before any local, state or federal agency, or court relating in any way to Employee’s employment relationship with MSC or the termination of that relationship, except as to any claims for unemployment compensation or other related benefits.

13. ADEA Release. The Release provisions of Paragraph 12 of this Agreement include a release of all claims under the Age Discrimination in Employment Act (“ADEA”), and therefore pursuant to the requirements of the ADEA, Employee acknowledges the following:

(a) That Employee has been advised that this Agreement includes, but is not limited to, all claims under the ADEA arising up to and including the date of the execution of this Agreement;

(b) That Employee has been advised to consult with an attorney and/or other advisor of Employee’s choosing concerning Employee’s rights and obligations under this Agreement;

(c) That Employee has been advised to consider fully this Agreement before executing it;

(d) That Employee has been offered ample opportunity and time, at least twenty-one (21) days, to do so; and

(e) That this Agreement shall become effective and enforceable seven (7) days following execution of this Agreement by Employee during which seven (7) day period, Employee may revoke Employee’s acceptance of this Agreement by delivering written notice to the Director of Human Resources for MSC as set forth in Paragraph 19.

14. Future Employment. This Agreement terminates all aspects of the relationship between Employee and MSC. Employee acknowledges that MSC shall not be under any legal or equitable obligation whatsoever to consider him for reinstatement, reemployment, employment, consulting or other similar status at any time.

15. Breach. Employee understands and agrees that a violation of any of the promises made in this Agreement by him will be considered a material breach of this Agreement. In such case, MSC shall not be obligated to make any payments still owed but not yet paid under Paragraph 2. All of Employee’s other obligations under this Agreement shall remain in full force and effect.

16. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the County of Duval, State of Florida. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or his property with respect to such action. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action.

17. Assignability. This Agreement is not assignable by Employee. This Agreement is assignable by MSC to any successor entity or purchaser of substantially all of the assets of MSC, and any rights and/or obligations accruing to MSC under this Agreement are binding on, and enforceable by, any such successors or assigns.

18. Entire Agreement. This Agreement constitutes the complete Agreement between Employee and MSC. There were no inducements or representations leading to the execution of this document, except as described in this Agreement. Any prior agreements or understandings are hereby revoked unless specifically incorporated into this Agreement.

19. Effective Date. This Agreement will be effective as of the 8th day following the date indicated below that Employee signed this Agreement. Employee may cancel this Agreement at any time during this seven (7) day period. If Employee decides to cancel this Agreement, Employee must do so by delivering Employee’s notice of cancellation. This notice of cancellation must be received within the seven (7) day period by the Director of Human Resources, 841 Prudential Drive, Suite 900, Jacksonville, FL 32207. If Employee cancels this Agreement by complying with the procedure set forth above, MSC will have no obligation to pay Employee any of the sums of money or provide the benefits set forth in Paragraph 2 above.

Employee also acknowledges that he has carefully read this Agreement, which contains the entire Agreement between the parties hereto, and that he executes the same as his own free act and deed. By executing this Agreement, Employee acknowledges that he does so knowingly and voluntarily and fully aware of the nature of the provisions set forth herein. Employee further acknowledges that he is knowingly and voluntarily waiving all known and unknown claims he may have against MSC.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Separation Agreement and Release this 31st day of October, 2007.

EMPLOYEE:	MSC-MEDICAL SERVICES COMPANY

By:

Name:

Title:

Date:	Date:

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